Exhibit 99.1

DJO Investor/Media Contact:	DJO Global, Inc.
DJO Global, Inc.	1430 Decision Street
Matt Simons	Vista, CA 92081-8553
SVP Business Development and Investor Relations	T 800.321.9549
760.734.5548	DJOglobal.com
matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO Global Announces Preliminary Sales For Fourth Quarter And Year-End 2011

Sales Results Show Increased Growth Rates and Record Full Year Surpasses $1 Billion

SAN DIEGO, CA, January 24, 2012 — DJO Global, Inc., a global provider of medical device solutions for musculoskeletal health, vascular health and pain management, in anticipation of its upcoming National Sales Meeting, today announced preliminary sales results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the fourth quarter and fiscal year ended December 31, 2011. These sales results remain subject to adjustment as the Company completes its year-end financial closing process and the annual audit of its financial results.

Preliminary Fourth Quarter Sales

Preliminary net sales for the fourth quarter of 2011 totaled approximately $284.1 million, reflecting growth of 13.7 percent compared with net sales of $249.8 million for the fourth quarter of 2010.  Net sales for the fourth quarter of 2011 were unfavorably impacted by $0.4 million due to changes in foreign currency exchange rates compared to the rates in effect in the fourth quarter of 2010. Excluding the impact of foreign exchange rate changes (“constant currency”), net sales for the fourth quarter of 2011 increased by 13.9 percent compared to net sales for the fourth quarter of 2010.

DJO’s fourth quarter 2011 included net sales from businesses recently acquired, as follows: Elastic Therapy, Inc. (“ETI”), acquired on January 4, 2011, Circle City Medical (“Circle City”), acquired on March 10, 2011 and Dr. Comfort (“DRC”), acquired on April 7, 2011.  On a pro forma basis, as if the acquisitions of ETI, Circle City and DRC had all closed on January 1, 2010, DJO constant currency net sales for the current quarter would reflect growth of 3.3 percent over pro forma net sales of $275.5 million for the fourth quarter of 2010.

Preliminary net sales in the fourth quarter of 2011 for the Company’s Bracing and Vascular, Recovery Sciences, International and Surgical Implant business segments are expected to reflect growth (decline) rates of approximately 4.4%, (0.6)%, 6.3% and 4.9%, respectively, over pro forma net sales in the fourth quarter of 2010, on the basis of constant currency and as if the acquisitions of ETI, Circle City and DRC had all closed on January 1, 2010.

-more-

The decline in sales of the Company’s Recovery Sciences segment is due to a 6.1 percent decline in sales of its Empi business unit in the fourth quarter of 2011 compared to Empi sales in the fourth quarter of 2010, which more than offset year-over-year sales growth of 6.1 percent in the fourth quarter of 2011 for the Company’s Regeneration and Chattanooga product lines, also included in the Recovery Sciences segment. The decline in Empi revenue is primarily due to unfavorable decisions made by certain third party payors related to insurance pricing for certain products and a reported decrease in patient visits to physical therapy clinics, where many of the Empi products are dispensed.  The anniversary dates for many of the Empi reimbursement changes will occur in the first quarter of 2012. Although Empi sales declined on a year-over-year basis, average sales per day in the fourth quarter for the Empi business unit grew sequentially from average daily sales in the third quarter of 2011 by over 10 percent.

The fourth quarter improvement in total Company growth rates compared to growth rates achieved in recent quarters was driven by a combination of new product launches, improved sales force execution and improved quality and customer service.

“We are pleased to report preliminary fourth quarter and full year 2011 sales results in advance of our National Sales Meeting this week,” said Mike Mogul, DJO’s president and chief executive officer. “Preliminary sales results for the fourth quarter of 2011 reflect improved momentum in nearly all of our businesses, based on successful new product launches and improved execution. While we are disappointed with the sales results of our Empi business unit, and very focused on addressing opportunities to improve Empi’s results, we are very pleased to see the remaining DJO businesses deliver aggregate constant currency, pro forma net sales growth of 5.3 percent in the fourth quarter of 2011. We are optimistic that the improving trends we saw in the fourth quarter will continue and will drive accelerating net sales growth in 2012.”

Preliminary Fiscal 2011 Sales

Preliminary net sales for fiscal year 2011 totaled approximately $1,074.8 million, surpassing $1 billion for the first time in the Company’s history and reflecting growth of 11.3 percent compared with actual net sales of $966.0 million in fiscal year 2010.

-more-

On the basis of constant currency, excluding an $11.8 million favorable impact from changes in foreign exchange rates from the rates in effect for the full year 2010, net sales for the full year grew 10.0 percent over net sales for the full year 2010. On the basis of constant currency and as if the acquisitions of ETI, Circle City and DRC had all closed on January 1, 2010, net sales for the full year 2011 grew 1.2 percent over pro forma net sales for the full year 2010.

DJO said it intends to report its fourth quarter and full year 2011 financial results upon the completion of its annual audit in approximately mid February.

About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical and Dr. Comfort®. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for its revenue growth in 2012. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a

-more-

number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to; the successful execution of the Company’s business strategies relative to its Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the successful execution of the Company’s sales strategies; the impact on the Company and its customers from changes in global credit markets; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; the impact of a previously-announced pending government investigation and related private lawsuit concerning industry reimbursement and marketing practices in the bone growth stimulation market; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 3, 2011 with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

###